Exhibit 10.2
January 21, 2007
Mr. Larry Pitorak
9501 Pekin Rd.
Novelty, OH 44072
Dear Larry:
I am delighted to offer you the position of Senior Vice President/Chief Financial and Administrative Officer, for Blair Corporation with a prospective starting date of January 23, 2007. I am confident that you will continue to be a major contributor to the company, just as you have during the course of your engagement through Tatum CFO Partners, LLP. This offer includes the following total compensation package as a Grade 5 Executive Officer:
•	A base annual salary of $320,000, paid biweekly.

•	Annual incentive compensation which equates to: 20% of annual base salary paid assuming “threshold” income is achieved, 40% of annual base salary paid assuming “target” income is achieved, and 80% of annual base salary paid if “stretch” income objectives are met. Incentive compensation would be paid at the full year for 2007 based on the opportunities for an executive officer grade 5, contingent on meeting the minimum threshold requirements for the program, and as approved by the Compensation Committee.

•	Participation in the 2007 Company’s Long Term Incentive Program as approved by the Compensation Committee, which includes an equity grant of 3,100 shares of restricted stock, which vests in equal increments over five years.

•	Blair acknowledges your request to waive health benefits under the Company’s benefit programs and will provide a monthly payment in the amount equal to the lesser of (a) Blair’s monthly cost for providing family coverage for health, dental and vision benefits to an employee or (b) $355 on an after-tax basis. BLAIR will also offer outplacement services to a provider selected by you for a not-to-exceed amount of $10,000.

•	A severance agreement that includes 12 months of base salary in effect at the time should BLAIR elect to terminate you without “material cause.” “Material cause” is herein defined as insubordination, financial dishonesty against BLAIR, continued failure or refusal to perform the duties assigned to you after notice and reasonable opportunity to correct the performance, willful neglect of duties assigned to you, or commission of an act of moral turpitude.. During the severance period, Blair will continue to provide a monthly payment in the amount equal to the lesser of (a) Blair’s monthly cost for providing family coverage for health, dental and vision benefits to an employee or (b) $355 on an after-tax basis.

•	Immediate participation in the Company’s 401(k) Plan, where the Company matches employees’ contributions to the Plan (on a pre-tax basis) up to 5% of base salary. The Company’s contributions are immediately vested.

•	Four weeks (20 days) of vacation upon hire, and the accrual of vacation thereafter at the rate of 20 days annually. Any portion of your current year vacation (up to 80 hours) can be carried forward to the ensuing year.

•	Five “personal days” upon hire, of which any unused days are redeemable for cash compensation, and the receipt of five personal days each calendar year thereafter.

•	You will receive temporary housing, not to exceed six months, to provide time for you and your family to find suitable housing as you transition to this area. You will be compensated for the extra income tax liability you may incur from these arrangements.

•	A group term life insurance benefit equal to your base salary, rounded up to the next highest $1,000.

•	You will receive a monthly payment in the amount equal to the lesser of (a) Blair’s monthly cost for providing family coverage for health, dental and vision benefits to an employee or (b) $355 on an after-tax basis.

•	Disability insurance which provides 52 weeks of full pay through the Company as sick time followed by 66 2/3 percent of pay through a disability plan.

•	Upon occurrence of a Change in Control of the Company, as defined in Section 4(A) of the Change in Control Severance Agreement, followed by termination of Executive’s employment within three years following the Change in Control, the “Severance Period” shall mean 36 . Please refer to the Change in Control Agreement, section (5) A-G, “Termination of Benefits” for further detail regarding compensation and benefits.
As a matter of course, you agree not to disclose or use BLAIR confidential information for any purpose other than performing your duties for BLAIR and will comply with Blair’s policies regarding confidential information. This obligation extends during your employment with BLAIR and after the date of termination of that employment. Also, for a period of one year following the termination of your employment for any reason, voluntary or involuntary, you will not work for any person or entity that directly competes with BLAIR or solicit any BLAIR executive officer or director for employment with another entity.
Sincerely,
/s/ ADELMO S. LOPEZ
Adelmo S. Lopez
Chief Executive Officer